UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 18, 2006
DYNAVAX TECHNOLOGIES CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	000-50577	33-0728374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100, Berkeley, CA	94710
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 848-5100

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     On April 19, 2006, the Company announced that it entered into a series of related agreements with Symphony Capital Partners, LP, Symphony Dynamo Holdings LLC and Symphony Dynamo, Inc., consisting of the following:
•	Purchase Option Agreement;
•	Warrant Purchase Agreement;
•	Warrant to purchase 2,000,000 shares of the Company’s common stock;
•	Registration Rights Agreement;
•	Research & Development Agreement;
•	Amended & Restated Research and Development Agreement;
•	Technology License Agreement;
•	Novated and Restated Technology License Agreement;
•	Confidentiality Agreement; and
•	Funding Agreement.
     Pursuant to these agreements the investors capitalized Symphony Dynamo, Inc. in order to fund commitments to the Company for $20 million in funding upon signing and $30 million in additional capital not later than the first anniversary following closing. The funding will be used to support clinical development of certain of the Company’s specified ImmunoStimulatory Sequences, or ISS-based, cancer, hepatitis B and hepatitis C therapeutic programs (the “Programs”). The intellectual property for the programs under development in these therapeutic areas was licensed exclusively under the Technology License Agreement with Symphony Dynamo Holdings LLC and Symphony Dynamo, Inc.
     In consideration for the issuance of a five-year warrant to purchase 2,000,000 shares of the Company’s common stock at a price of $7.32 per share, subject to adjustment under certain circumstances to $5.86 per share, the Purchase Option Agreement provides for the exclusive right, but not the obligation of the Company to repurchase certain or all of the Programs at specified points in the future during the five-year term at specified prices. If the Company exercises its right to acquire all of the Programs at any time beginning no earlier than one year after the closing date of the transaction or when certain minimum funding level balances are reached, the purchase price provides for a compounded annual rate of return of 27% to Symphony Capital, calculated as of the time of exercise and subject to a minimum purchase price. The purchase price is payable in cash or a combination of cash and shares of the Company’s common stock, at the Company’s sole discretion. The Company also has an option to separately purchase either the hepatitis B or hepatitis C program during the first year of the arrangement. If the Company does not exercise its exclusive right with respect to the purchase of some or all of the Programs licensed under the arrangement, rights to the Programs at the end of the development period will remain with Symphony Dynamo, Inc.
     The implementation of the development plan during the five-year development period will be led by the Company with support from RRD International LLC, the clinical development partner of Symphony Capital Partners, LP. Funds for the arrangement will be dedicated to the Company’s cancer product candidate, currently in a Phase 2 clinical trial in Non-Hodgkin’s lymphoma, and its hepatitis B and hepatitis C therapeutic product candidates. The arrangement will governed by a board of directors comprised of one Company representative, two representatives from Symphony Capital Partners, LP and two independent directors.
     On April 19, 2006 the Company filed a press release describing this transaction. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.
Item 2.01     Completion of Acquisition or Disposition of Assets.
     The information set forth in Item 1.01 is incorporated herein by reference.
Item 3.02     Unregistered Sales of Equity Securities.
     The information set forth in Item 1.01 is incorporated herein by reference.
     The warrant was issued only to an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The warrant has not been registered under the Securities Act or any state securities laws. Dynavax relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder. Dynavax has agreed to file a registration statement for the resale of the shares of common stock underlying the warrant. Neither this current report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of Dynavax.
Item 9.01     Financial Statements and Exhibits.
     (d) Exhibits.
     99.1     Press Release of the Registrant, dated April 19, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: April 24, 2006	By:	/s/ Timothy G. Henn
Timothy G. Henn
Chief Accounting Officer and Vice President, Finance and Administration